Exhibit 99.2

Ekso Bionics Announces Closing of $5.0 Million Registered Direct Offering

RICHMOND, Calif., December 20, 2019 -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) (the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today announced the closing of its previously announced registered direct offering of 11,111,116 shares of its common stock and warrants to purchase up to 8,333,337 shares of its common stock, at a combined purchase price of $0.45 per share and associated warrant, for aggregate gross proceeds of approximately $5.0 million.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The warrants issued in the offering have an exercise price of $0.5402 per share and exercise period commencing six months and one day from the issuance date and a term of five and one-half years.

The Company currently intends to use the net proceeds from the offering for general corporate purposes and working capital needs.

The securities described above were offered and sold by the Company pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-218517), including a base prospectus, previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on June 16, 2017. The offering of the securities was made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering was filed with the SEC and is available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at 646-975-6996 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

 About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Founded in 2005, the Company continues to build upon its unparalleled expertise to design some of the most cutting-edge, innovative wearable robots available on the market. Ekso Bionics is the only exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com.

Investor Contact:

David Carey

212-867-1768

investors@eksobionics.com

Media Contact:

Carrie Yamond Mas

917-371-2320

cmas@eksobionics.com